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                                                                   EXHIBIT 10.57

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.800(b)(4), 200.83 and 240.24b-2

                             [GENE LOGIC LETTERHEAD]

September 28, 1999

Mr. K. Kiyose
Japan Tobacco Inc.
Pharmaceutical Division
JT Building 2-1, Toranomon 2-chome
Minato-ku, Tokyo 105-8422 Japan

Dear Mr. Kiyose:

As we have discussed, this letter (the "Letter Agreement") will confirm our agreement regarding certain amendments to the Drug Target and Drug Lead Discovery Collaboration Agreement between Gene Logic Inc. ("Gene Logic") and Japan Tobacco Inc. ("JT"), dated as of September 9, 1997 and amended as of December 29, 1998 (the "Agreement"). This Letter Agreement will be made effective as of October 1, 1999 upon execution by both Parties. Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meanings given such terms in the Agreement.

1. Section 1.18 of the Agreement shall be amended and restated in its entirety as follows:

              "1.18 "GENE LOGIC TECHNOLOGY" shall mean (i) all discoveries, inventions, information, data, know-how, trade secrets and materials (whether or not patentable) that are Controlled by Gene Logic as of the Agreement Date or during the Research Term, including without limitation, the Research Databases, GENE EXPRESS(TM) and Gene Logic's READS(TM), MuST(TM), microarray and sequencing technologies, excluding the Gene Logic Software and any technology related to the Gene Logic Assays, and
       (ii) all Patent Rights of Gene Logic covering the foregoing. All current patent applications with respect to GENE EXPRESS(TM) and Gene Logic's READS(TM) and MuST(TM) technologies are listed on Schedule 1.18, such schedule to be updated by Gene Logic from time to time."

2. Section 1.36 of the Agreement shall be amended and restated in its entirety as follows:

              "1.36 "SAMPLES" shall mean human or animal tissue samples, blood samples or cell lines (i) obtained by Gene Logic pursuant to Section 2.5 or (ii) supplied by JT to Gene Logic for analyses pursuant to the Research Plan, if applicable."

3. The Research Plans shall be amended to include the activities described in and contemplated by Section 2.1(d) of the Agreement as set forth in Exhibit A to this Letter Agreement.


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4.     Section 2.1 of the Agreement shall be amended to add subsection (d) as follows:

                     "(d)   Gene Logic will use 42K GeneChips(R) (the
       "GeneChips") licensed to Gene Logic by Affymetrix, Inc. ("Affymetrix") in conducting its activities under the Research Programs in accordance with the Research Plans. In addition to amounts payable by JT to Gene Logic under Section 7.1, JT will pay Gene Logic [***] per Sample analyzed using a single GeneChip set, which payment shall include and cover all costs relating to Gene Logic's performance of such analysis, including but not limited to the cost of the GeneChip set, Sample preparation, the GeneChip assay and data analysis. Such payments by JT for a given quarter shall be made in advance, concurrently with the research funding payments described in Section 7.2(b), as an FTE-based cost item. Further, should Affymetrix's increase its price to Gene Logic for the GeneChips, the Parties agree to discuss appropriate price adjustments. The number of Samples to be analyzed in a given quarter shall be subject to determination in advance by the RMC. For the avoidance of doubt, the parties agree that the cost of obtaining Samples shall be separately borne and paid by JT in accordance with Section 2.5. All data and progeny derived from or generated by Gene Logic's analysis of normal and diseased Samples using GeneChips pursuant to the Research Plans, as amended (respectively, "Normal Data" and "Disease Data"), shall be disclosed to JT pursuant to Section 2.3 hereof. JT shall have the right to use Normal Data and Disease Data pursuant to the rights granted to it under Section
       5.1 hereof. During the Research Database Access Term and any Extended Term, Gene Logic will have the right to use the Normal Data in its GeneExpress databases and/or other databases for licensing or providing access to Third Parties and for its own internal research purposes. After the Research Database Access Term and any Extended Term, Gene Logic will have the right to use the Normal Data and the Disease Data in its GeneExpress databases and/or other databases for licensing or providing access to Third Parties and for its own internal research purposes. "Raw Data", herein defined solely comprising a *.dat file which is generated from the electronic scan of a hybridized GeneChip, shall also be disclosed to JT pursuant to Section 2.3 hereof. The parties agree that they will jointly own the Raw Data which is generated from the GeneChip analysis of normal and/or diseased Samples, which they may each use without limitation."

5. Section 4.2 of the Agreement shall be amended and restated in its entirety as follows:

              "4.2   OWNERSHIP OF GENE LOGIC TECHNOLOGY, GENE LOGIC SOFTWARE,
       GENE LOGIC ASSAYS AND RESEARCH DATABASES. Notwithstanding the foregoing, subject to the grant of rights to JT under Section 5 and except as to Raw Data (which is addressed in Section 2.1(d)) and Joint Intellectual Property (which is addressed in Section 4.4A), Gene Logic shall own all rights to the Gene Logic Technology, Gene Logic Software, Gene Logic Assays and the Research Databases, including, but not limited to, all data and progeny derived from the Samples, all cDNA sequences, partial cDNAs, and their corresponding full length cDNAs, cDNA Sequence Analyses, Gene Targets, proteins and applications thereof and information relating thereto. The filing, prosecution and maintenance of patent(s), copyrights and other proprietary rights directed at the protection of these rights shall be the responsibility of, and at the discretion of, Gene Logic."


                                             *  CONFIDENTIAL TREATMENT REQUESTED

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6.     Section 4 of the Agreement shall be amended to add Section 4.4A as follows:

              "4.4A OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS IN CERTAIN INVENTIONS. Gene Logic and JT here agree that Gene Logic and JT shall jointly own all rights to Patent Rights and other intellectual property rights covering Inventions which are conceived during the Research Term, owned by Gene Logic and that arise from Gene Logic's analysis of Samples using GeneChips pursuant to the Research Plans, as amended, and that relate to Raw Data, Normal Data and/or Disease Data (the "Joint Intellectual Property"). Gene Logic hereby makes such assignment of its right, title and interest in and to any such Joint Intellectual Property as may be necessary to convey to JT joint ownership of such Joint Intellectual Property. In cases where Gene Logic does not own such Inventions, pursuant to third party agreements existing as of the date hereof, Gene Logic shall obtain an exclusive license to Patent Rights and other intellectual property rights relating thereto and sublicense such Patent Rights and rights to JT on a fully paid up basis. Gene Logic shall not during the Research Term and any Extended Term, enter into any agreement or understanding with a third party which may limit Gene Logic's ability to assign or sublicense such rights to JT as contemplated under this Section 4.4A. The filing, prosecution and maintenance of such Joint Intellectual Property shall be determined pursuant to Section 4.5(b). Any such Joint Intellectual Property that covers a Product, Biological Therapeutic Product or Diagnostic Product discovered pursuant to the Collaboration shall be subject to the applicable provision of
       Section 4.4."

7. Section 5.1 of the Agreement shall be amended and restated in its entirety as follows:

              "5.1   RESEARCH DATABASES, GENE EXPRESS(TM) AND SOFTWARE. Gene
       Logic hereby grants to JT an exclusive, worldwide right to use the Research Databases and Disease Data, together with a nonexclusive, worldwide right to use GENE EXPRESS(TM) and Normal Data and a nonexclusive, worldwide right to use and perform the Gene Logic Software, in each case solely for research purposes in the Field to identify Gene Targets during the Program Term and for an additional 90 days thereafter (such 90-day period shall be referred to as the "Research Database Access Term"). JT will have no right to assign such rights to Third Parties and shall not provide the Research Databases, the Gene Logic Software or any Gene Logic Technology with respect thereto, to any Third Party (other than consultants to whom disclosure is permitted under Section 9.3) without prior written consent of Gene Logic. JT may elect to extend the term of the foregoing exclusive right to the Research Databases and the foregoing nonexclusive rights to GENE EXPRESS(TM) and the Gene Logic Software (the "Research Database Extension Option") for an additional [***] period following the end of the Research Database Access Term (the "Extended Term") by providing written notice of such election to Gene Logic at least 90 days prior to the date upon which such rights would otherwise expire and by paying an extension fee to Gene Logic equal to [***] at the time such notice is provided."


                                             *  CONFIDENTIAL TREATMENT REQUESTED

8. Section 6.1 of the Agreement shall be amended and restated in its entirety as follows:

              "6.1   EXPANSION OPTIONS.

       (a) JT shall have options to expand the Collaboration to include the areas of Indication #2 (as such term is defined on Exhibit A attached hereto) during the first two years following the Agreement Date (the "Indication #2 Option") and Indication #3 (as such term is defined on Exhibit A attached hereto) during the first two years plus 60 days following the Agreement Date (the "Indication #3 Option") upon the terms and conditions contained in this Agreement. If the Research Program with respect to Indication #1 is terminated by JT pursuant to Section 2.6 prior to the exercise or expiration of either Indication #2 Option or Indication #3 Option, JT shall inform Gene Logic in writing prior to the expiration of the applicable six-month notice period ofwhether or not JT will be exercising either or both of such options prior to its expiration and if so, when it will exercise such option. In the event that JT does not exercise the Indication #2 Option or the Indication #3 Option prior to the expiration of the applicable period set forth above or their earlier termination as provided in this Section 6.1, then Gene Logic shall thereafter be free to grant rights to a Third Party in the areas of Indication #2 or Indication #3, as applicable.

              (b) In addition, JT shall have the option to expand the Collaboration to include nonexclusive rights in additional fields (other than the Indications) at any time during the period ending six months prior to the end of the Research Term upon terms and conditions to be negotiated and mutually agreed in good faith by the parties; provided that the terms for the expansion shall not be less favorable to JT, when viewed in the aggregate, than the terms previously granted by Gene Logic to any Third Party for rights of a comparable scope and nature; and provided further that the parties agree that the Research Program will not include any research program primarily directed toward the discovery and characterization of genes associated with the indications listed on
       Schedule 6.1 attached hereto for the purpose of identifying potential targets for screening. JT may exercise the option granted under this
       Section 6.1(b) by providing Gene Logic notice of such exercise in writing at any time prior to the date that is six months prior to the end of the Research Term."

9. Section 13.11 of the Agreement shall be amended and restated in its entirety as follows:

              "13.11 SURVIVAL. Sections 4.1, 4.2, 4.3, 4.4, 4.4A, 9.2, 10, 11.2
       (including the provisions therein that are contemplated to continue following termination) 12, 13.1, 13.4 and 13.11 shall survive the termination or expiration of this Agreement."

10. Except as specifically amended by this Letter Agreement, the terms and conditions of the Agreement shall remain in full force and effect. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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If the foregoing is acceptable to you, please sign and date this Letter
Agreement in the place indicated below and return it to me via facsimile at
(301) 987-1701. Please feel free to call the undersigned at (301) 987-1700 with any questions regarding the foregoing.

                                   Sincerely,

                                   GENE LOGIC INC.


                                   By:    /S/ MARK D. GESSLER
                                      -----------------------------------

                                   Name:  Mark D. Gessler
                                        ---------------------------------

                                   Title: President & COO
                                         ---------------------------


Agreed to and accepted:

JAPAN TOBACCO INC.

By:    /S/ TATSUYA YONEYAMA
   ---------------------------------------

Name:  Tatsuya Yoneyama
     -------------------------------------

Title: Vice President, Pharmaceuticals
      ------------------------------------

Date:  Sept. 28   ,1999
     -------------


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                                  SCHEDULE 6.1

                              EXCLUDED INDICATIONS

                                      [***]

                                               *CONFIDENTIAL TREATMENT REQUESTED
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                                    EXHIBIT A
                                  RESEARCH PLAN

                                      [***]


                                               *CONFIDENTIAL TREATMENT REQUESTED